Exhibit 10.22

Amendment No. 1 to the Amended and Restated Employment Agreement

with Steven E. Keller

This Amendment No. 1 to the Amended and Restated Employment Agreement dated as of December 15, 2008 (the “Agreement”) by and between Affinia Group Inc. (the “Company”) and Steven E. Keller (“Executive”) is made this 11th day of August 2010.

The Company and Executive have determined that it is in their best interests to amend the Agreement to clarify and conform the language of the Agreement to reflect the mutually understood arrangement of the parties. In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1. Termination – By the Company Without Cause or Resignation by Executive for Good Reason. The Agreement is hereby amended by deleting the words “reduced by the present value” in the proviso of Section 7(c)(iii)(B) and inserting the words “in lieu” in its place such that the proviso of Section 7(c)(iii)(B) will now read as follows:

“provided that the aggregate amount described in this clause (B) shall be in lieu of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.”

2. Termination - Expiration of Employment Term. The Agreement is hereby amended by deleting the words “reduced by the present value” in the last clause of Section 7(d)(i)(A) and inserting the words “in lieu” in its place such that the last clause of Section 7(d)(i)(A) will now read as follows:

“provided that the aggregate amount described in this clause (y) shall be in lieu of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.”

3. Termination - Expiration of Employment Term. The Agreement is hereby amended by deleting the text of Section 7(d)(i)(B) in its entirety and inserting the following in its place:

“if the Company is the party that elected not to extend the Employment Term, Executive shall be entitled to receive (x) the Accrued Rights and (y) commencing upon the date of Executive’s termination of employment with the Company (which, for the avoidance of doubt, may occur after the expiration of the Employment Term), subject to Executive’s continued compliance with the provisions of Sections 8 and 9, an amount equal to 1.5 times the Base Salary paid as follows: (i) the amount equal to 1 times the Base Salary shall be paid in equal monthly installments for 12 months following the date of such termination of employment and (ii) the amount equal to 0.5 times Base Salary shall be paid on the first anniversary of the date of such termination of employment in a lump sum cash payment; provided that the aggregate amount described in this clause (y) shall be in lieu of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.”

Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be duly executed.

AFFINIA GROUP INC.

/s/ Terry R. McCormack
By: Terry R. McCormack

/s/ Steven E. Keller
STEVEN E. KELLER